UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012

ZELTIQ Aesthetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100

Pleasanton, CA 94588

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 474-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On August 23, 2012, the Board of Directors of ZELTIQ Aesthetics, Inc. appointed Mark J. Foley as President and Chief Executive Officer of ZELTIQ. Prior to such appointment, Mr. Foley was acting as interim President and Chief Executive Officer of ZELTIQ.

Mr. Foley, age 46, has served on the ZELTIQ Board of Directors since 2009, and previously served as interim President and Chief Executive Officer of ZELTIQ since April 2012, and as Executive Chairman of the Board of Directors of ZELTIQ from July 2009 to May 2010. Mr. Foley currently serves as the President and Chief Executive Officer of ZELTIQ Aesthetics, and as a Managing Director of RWI Ventures. While at RWI Ventures, he has led investments in and served on the boards of companies such as BaroSense, Sonitus, and Voyage Medical. Additionally, Mr. Foley serves as Executive Chairman for Onpharma. Prior to joining RWI Ventures in May 2004, Mr. Foley spent 17 years in senior operating roles in both large and start-up medical device companies, most recently founding and serving as Chief Executive Officer of Ventrica, Inc., which was acquired by Medtronic in 2004. Before Ventrica, Inc., Mr. Foley worked for several leading medical device companies, including Perclose (acquired by Abbott), Guidant, DVI (acquired by Eli Lilly), and U.S. Surgical (acquired by Tyco). Mr. Foley received his B.A. from the University of Notre Dame.

Compensation Arrangement With Chief Executive Officer

On August 23, 2012, in connection with Mr. Foley’s appointment, Mr. Foley and ZELTIQ entered into an employment agreement, pursuant to which:

1. Mr. Foley will receive an annual base salary of $500,000, which will be reviewed annually by the Compensation Committee;

2. Mr. Foley’s annual target bonus is 75% of annual base salary, the actual amount to be determined by the Board of Directors based upon both job performance and ZELTIQ’s performance against performance targets set by the Board of Directors (such bonus for 2012 to be pro-rated based upon actual days of service as Interim Chief Executive Officer and as Chief Executive Officer);

3. Mr. Foley will be eligible for the standard company benefits including health insurance, flexible time off, and vacation and holidays;

4. Mr. Foley will receive relocation assistance of $50,000 to relocate to the San Francisco Bay Area by August 23, 2013, which will be paid upon his relocation to the San Francisco Bay Area;

5. Mr. Foley will receive reimbursement of commute expenses of not more than $4,000 per month until he relocates to the San Francisco Bay Area or August 23, 2013, whichever comes first;

6. Mr. Foley received the following equity grants:

(a)	a stock option to purchase 858,667 shares with an exercise price of $5.04, and a restricted stock unit to acquire 429,333 shares, each of which vests 25% on October 13, 2013, and monthly thereafter in 36 equal installments; and

(b)	a stock option to purchase 572,435 shares with an exercise price of $5.04, and a restricted stock unit to acquire 286,215 shares, each of which vests in five equal installments, each installment on the first date that the weighted average stock price of ZELTIQ Common Stock during the immediately preceding 90-day period is $10 or more, $15 or more, $20 or more, $25 or more, and $30 and more, respectively (provided that in the event of a change in control of ZELTIQ, the price at which ZELTIQ common stock is valued in such transaction shall be substituted for the 90-day weighted average stock price of ZELTIQ common stock for purposes of determining vesting of these equity awards).

7. Mr. Foley received the following severance benefits:

(a)	upon a termination of his employment by ZELTIQ without cause and not in connection with a change in control of ZELTIQ, and he executes a release of claims, he will receive (i) continuation of base salary for one year, (ii) if ZELTIQ pays bonuses in that year, the pro rata portion of his target bonus, (iii) COBRA health insurance premiums sufficient to maintain his then-current coverage for a period of up to one year following termination of employment, and (iv) one year accelerated vesting on his equity awards listed in 6(a) above;

(b)	upon a termination of his employment by ZELTIQ without cause or he terminates his employment for good reason, in either case within one year of a change in control of ZELTIQ, and he executes a release of claims, he will receive (i) continuation of base salary for one year, (ii) his target bonus for the year in which his employment terminates, (iii) COBRA health insurance premiums sufficient to maintain his then-current coverage for a period of up to one year following termination of employment, and (iv) full accelerated vesting on his equity awards listed in 6(a) above; and

8. Mr. Foley’s consulting agreement was terminated without application of the provisions of the consulting agreement providing for accelerated vesting of an equity award or a lump sum payment of remaining consulting fees in the event of termination of the consulting agreement.

2012 Bonus Plan

On August 23, 2012, the Board of Directors established the ZELTIQ 2012 Corporate Bonus Plan (the “Plan”). Pursuant to the Plan, each employee has a target bonus established as a percentage of that employee’s annual base salary (pro rated if the employee did not serve as an employee for the full calendar year 2012). Actual bonuses are determined based solely on 2012 company revenue. No bonus is paid if 2012 company revenue does not meet the minimum threshold. If the minimum threshold is met, 50% of target bonus is paid. The percentage increases with increased revenue, until 100% of target bonus being paid if ZELTIQ 2012 company revenue is ZELTIQ plan revenue, and continues to increase with increased 2012 company revenue, provided that no more than 125% of target bonus shall be paid.

Under the Plan, the following are the percentage of base revenue for each of ZELTIQ’s Chief Executive Officer and named executive officers:

Mark Foley	President and Chief Executive Officer	75%*

Kristine N. Tatsutani, Ph.D,	Chief Technology Officer and Vice President of Enhanced Clinical Outcomes	30%

Stephen W. Atkinson	Senior Vice President of International	30%

*	Established by his employment agreement described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ AESTHETICS, INC.

Dated: August 28, 2012	By:	/s/ Sergio Garcia
Sergio Garcia Senior Vice President, General Counsel & Secretary